EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 33-30602, 33-30603, 33-36161, 33-41924, 33-41926, 33-95724, 33-95726, 333-37027, 333-37029, 333-37031, 333-92637, 333-70372 and 333-70362 on Form S-8 and in Registration Statements Nos. 333-29757 and 333-64877 on Form S-3 of our report dated March 12, 2004, relating to the 2003 consolidated financial statements of Bay View Capital Corporation and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the basis of accounting on October 1, 2003), appearing in this Annual Report on Form 10-K of Bay View Capital Corporation for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
San Francisco, California
March 21, 2006